Exhibit 10.11

AMENDED AND RESTATED GENERAL RELEASE OF CLAIMS AND RESTRICTIVE COVENANTS AGREEMENT

THIS AMENDED AND RESTATED GENERAL RELEASE OF CLAIMS AND RESTRICTIVE COVENANTS AGREEMENT (Agreement) is made and entered into by James M. Robinson (Employee), in consideration of the promises and mutual covenants contained herein, and in the severance offer from Novavax, Inc. (Employer) to Employee by memorandum dated January 25, 2010.

WHEREAS, Employer employs Employee as its Vice President, Technical Quality and Operations; and

WHEREAS, Employer and Employee will terminate their employment relationship as of January 11, 2010.

NOW THEREFORE, in consideration of the mutual promises set forth herein and in the January 25, 2010 memorandum, Employee agrees as follows:

1.           Consideration.  I am entering into this Agreement in consideration of the offer of Employer to me severance of $95,000 (minus all appropriate withholdings and deductions) and $10,155.64, which represents all accrued but unused vacation time through January 11, 2010, as well as other good and valuable consideration.  The severance offer and this General Release of Claims and Restrictive Covenants constitute the “Agreement.”  I hereby accept the severance offer and agree to be bound by this Agreement.

2.           General Release of Claims.  I, for myself and my heirs, executors, administrators, assigns, agents and beneficiaries, if any, do hereby agree to execute and be bound by this General Release of Claims.  I waive, release, and forever discharge Employer (as defined below) of and from any and all Claims (as defined below) arising from the beginning of time up to and including the date of this Agreement.  I agree not to file a lawsuit or arbitration to assert any such Claim.  Further, I agree that should any other person, organization or entity file a lawsuit or arbitration to assert any such Claim, I will not seek or accept any personal relief in such action.

Exclusions:  Notwithstanding any other provision of this release, the following are not barred by the release:  (a) Claims relating to the validity of this Agreement; (b) Claims by either party to enforce this Agreement; (c) Claims which legally may not be waived.  In addition, this General Release of Claims will not operate to limit or bar my right to file an administrative charge of discrimination with the Equal Employment Opportunity Commission (EEOC) and to participate in an investigation by the EEOC, although the General Release of Claims does bar my right to recover any personal relief if I or anyone on my behalf seeks to file a subsequent lawsuit or arbitration on the same basis as the charge of discrimination.

The following provisions further explain this General Release of Claims and promise not to sue:

(a)           Definition of “Claims.” Except as stated above, “Claims” includes without limitation all actions or demands of any kind that I now have, or may have or claim to have in the future.  More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected.

The nature of Claims covered by this General Release of Claims and promise not to sue includes without limitation all actions or demands in any way based on my employment with Employer, the terms and conditions of such employment or my separation from employment.  More specifically, all of the following are among the types of Claims which are waived and barred by this General Release of Claims to the extent allowable under applicable law:

•	Contract Claims, whether express or implied;

•	Tort Claims, such as for defamation or emotional distress;

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Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind including, but not limited to any action, under the Maryland Wage Payment and Collection law as codified at Ann. Code. Md. Labor and Employment, 3-501 et seq.;

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Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin, whistleblowing or any other legally protected class;

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Claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, and similar state and local statutes, laws and ordinances;

•	Claims under the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the False Claims Act, and similar state and local statutes, laws and ordinances;

•	Claims for wrongful discharge; and

•	Claims for attorneys’ fees, including litigation expenses and/or costs.

The foregoing description of claims is intended to be illustrative and is not exhaustive.

(b)           Definition of “Employer.” “Employer” includes without limitation Novavax, Inc. and its respective past, present and future parents, owners, affiliates, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts, if any.  It also includes all past, present and future managers, members, principals, directors, officers, partners, agents, employees (except James M. Robinson), attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the foregoing.

3.           Restrictive Covenants

(a)           All Business to be Property of the Employer; Assignment of Intellectual Property.

(i)           Employee agrees that any and all presently existing business of the Employer and all business developed by him or any other employee of the Employer including without limitation all contracts, fees, commissions, compensation, records, customer or client lists, agreements and any other incident of any business developed, earned or carried on by Employee for the Employer is and shall be the exclusive property of the Employer, and (where applicable) shall be payable directly to the Employer.

(ii)           Employee hereby acknowledges that any plan, method, data, know-how, research, information, procedure, development, invention, improvement, modification, discovery, design, process, software and work of authorship, documentation, formula, technique, trade secret or intellectual property right whatsoever or any interest therein whether patentable or non-patentable, patents and applications therefor, trademarks and applications therefor or copyrights and applications therefor (herein sometimes collectively referred to as “Intellectual Property”) made, conceived, created, invested, developed, reduced to practice and/or acquired by Employee solely or jointly with others is the sole and exclusive property of the Employer, as work for hire, and that he has no personal right in any such Intellectual Property.  Employee hereby grants to the Employer his entire right, title and interest throughout the world in and to, all Intellectual Property, which was made, conceived, created, invested, developed, reduced to practice and/or acquired by him solely or jointly with others during his employment.

(iii)           Employee shall cooperate fully with the Employer with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Intellectual Property.  Without limiting the foregoing, Employee agrees that to the extent copyrightable, any such original works of authorship shall be deemed to be "works for hire" and that the Employer shall be deemed the author thereof under the U.S. Copyright Act, provided that in the event and to the extent such works are determined not to constitute "works for hire" as a matter of law, Employee hereby irrevocably assigns and transfers to the Employer all right, title and interest in such works, including but not limited to copyrights thereof.  Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Employer may deem necessary or desirable in order to protect its rights and interests in any Intellectual Property (at the Employer’s expense) and agrees that these obligations are binding upon his assigns, executors, administrators and other legal representatives.  To that end, Employee shall provide current contact information to the Employer including, but not limited to, home address, telephone number and email address, and shall update his contact information whenever necessary.

(b)           Confidentiality.  Employee acknowledges his obligation of confidentiality with respect to all proprietary, confidential and non-public information of the Employer, including all Intellectual Property.  By way of illustration, but not limitation, confidential and proprietary information shall be deemed to include any plan, method, data, know-how, research, information, procedure, development, invention, improvement, modification, discovery, process, work of authorship, documentation, formula, technique, product, idea, concept, design, drawing, specification, technique, trade secret or intellectual property right whatsoever or any interest therein whether patentable or non-patentable, patents and applications therefor, trademarks and applications therefor or copyrights and applications therefor, personnel data, records, marketing techniques and materials, marketing and development plans, customer names and other information related to customers, including prospective customers and contacts at customers, price lists, pricing policies and supplier lists of the Employer, in each case coming into Employee’s possession during his employment, to which Employee had access, or which Employee discovered or developed (whether or not related to the business of the Employer at the time this Agreement is signed or any information Employee originatee, discovered or developed, in whole or in part) as a result of Employee’s employment by the Employer.  Employee shall not for a period of ten (10) years, use for any purpose disclose to any person whether Employee has such information in his memory or such information is embodied in writing, electronic or other tangible form.

All originals and copies of any of the foregoing, however and whenever produced, shall be the sole property of the Employer.  All files, letters, memoranda, reports, records, data, sketches, drawings, program listings, or other written, photographic, or other tangible or electronic material containing confidential or proprietary information or Intellectual Property, whether created by Employee or others, which has come into Employee’s custody or possession, shall be and are the exclusive property of the Employer.  All electronic material containing confidential or proprietary information or Intellectual Property supplied to Employee by the Employer will be promptly delivered to the Employer and/or a person or entity identified by the Employer all such materials or copies of such materials and all tangible property of the Employer in Employee’s custody or possession.  After such delivery, Employee will not retain any such materials or copies or any such tangible property or any summaries or memoranda regarding same.

(c)           Non-Competition Covenant.   Employee agrees and warrants that, he will not, directly or indirectly, during the Non-Competition Period, as defined below, own, operate, join, control, participate in, or be connected as an officer, director, employee, partner, stockholder, consultant or otherwise, with any business or entity which competes with the business of the Employer (or its successors or assigns) as such business is now constituted or as it may be constituted at any time during the Non-Competition Period.  The “Non-Competition Period” shall be a period of six months following termination of employment.

Employee and the Employer are of the belief that the period of time and the area herein specified are reasonable in view of the nature of the business in which the Employer is engaged and proposes to engage, the state of its business development and Employee’s knowledge of this business.

(d)           Non-Solicitation Agreement.  Employee agrees and covenants that he will not, directly or indirectly, during the Non-Competition Period (as defined in Section c above) solicit, entice or attempt to entice away or interfere in any manner with the Employer’s relationships or proposed relationships with any customer, officer, employee, consultant, proposed customer, vendor, supplier, proposed vendor or supplier or person or entity or person providing or proposed to provide research and/or development services to, on behalf of or with the Employer.

4.           Consideration Period.  I acknowledge that I have carefully read and I understand the provisions of this Agreement.  I have been provided with a consideration period consisting of at least twenty-one (21) calendar days to consider the terms of this Agreement from the date this Agreement first was presented to me on January 25, 2010.  I agree to notify Employer of my acceptance of this Agreement by delivering a signed and notarized copy to Employer, addressed to the attention of Jill Hoyt, Novavax, Inc., 9920 Belward Campus Drive, Rockville, Maryland 20850 on or before February 1, 2010.  I agree that any change to this offer, whether material or immaterial, will not restart the running of the consideration period.

I understand that I may take the entire consideration period to consider this Agreement.  I acknowledge that if I sign and return this Agreement before the end of the consideration period that I will have knowingly and voluntarily waived my right to consider the Agreement for the full consideration period and that I have executed this Agreement voluntarily and with full knowledge of its significance, meaning and binding effect.  I may return this Agreement in less than the full consideration period only if my decision to shorten it was knowing and voluntary and was not induced in any way by Employer.

5.           Revocation Period.  I have seven (7) calendar days from the date I sign this Agreement to revoke it if I choose to do so.  If I elect to revoke, I must give written notice of such revocation to Employer by delivering it to Jill Hoyt, Novavax, Inc., 9920 Belward Campus Drive, Rockville, Maryland 20850 in such a manner that it is actually received within the seven (7) calendar day period.  I understand that if I revoke this Agreement, I will not be entitled to the benefits offered as consideration for this Agreement.

6.           Advice to Consult Legal Representative.  Employer recommends that I consult with an attorney of my own choosing, at my own expense, with regard to entering into this Agreement.

7.           Severability.  I agree that if any provision of this Agreement is or shall be declared invalid or unenforceable by a court of competent jurisdiction, then such provision will be modified only to the extent necessary to cure such invalidity, with a view to enforcing the parties’ intention as set forth in this Agreement to the extent permissible.  All remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

8.           Choice of Law.  This Agreement shall be governed by the laws of the State of Maryland, without giving effect to choice of law principles of any state, except to the extent superseded by federal law (e.g., ERISA).

9.           Employee Certification - Validity of Agreement.  I certify that I have carefully read this Agreement and have executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect.  I further declare that I am competent to understand the content and effect of this Agreement and that my decision to enter into this Agreement has not been influenced in any way by fraud, duress, coercion, mistake or misleading information.  I have not relied on any information except what is set forth in this Agreement.

10.           Effective Date.  I understand that this Agreement shall not become effective or enforceable until the expiration of the revocation period set forth above, provided that I do not elect to revoke it.

11.           Effect of Amendment.  For the convenience of the parties this Amendment and Restatement uses the same language as the General Release of Claims and Restrictive Covenants Agreement originally executed on February 1, 2010.  I understand and agree that the execution of this Amended and Restated General Release of Claims and Restrictive Covenants Agreement does not restart the running of the consideration period or the revocation period as defined above in sections 4 and 5.  I further understand that there is no consideration or revocation period at the execution of Amended and Restated General Release of Claims and Restrictive Covenants Agreement.

IN WITNESS WHEREOF, and with the intention of being legally bound hereby, I have executed this Agreement on the 11th day of March, 2010.

/s/ James M. Robinson
James M. Robinson

Sworn to and Subscribed Before Me
this 11th day of March, 2010.

/s/ Gerri Smith
Notary Public